Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Guggenheim Specialized Products, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

FIRST: The name of the limited liability company is Invesco Specialized Products, LLC (the “Company”).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 6th day of April, A.D. 2018.

By:	/s/ Adam Henkel
Authorized Person(s)

Name:	Adam Henkel
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